Exhibit 35.1
Servicer Compliance Statement of Nissan Motor Acceptance Corporation

NISSAN MOTOR ACCEPTANCE CORPORATION
OFFICER'S CERTIFICATE
The undersigned, Mark Kaczynski, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:
(1)            The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period August 10, 2016 through March 31, 2017 (the “Reporting Period”), and of its performance pursuant to the Sale and Servicing Agreement, dated as of August 10, 2016 (the “Agreement”), by and among the Company, individually and as servicer, Nissan Auto Receivables Corporation II, as seller, and Nissan Auto Receivables 2016-C Owner Trust, to be conducted under his supervision; and
(2)            To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
IN WITNESS WHEREOF, I have set my hand effective as of the 23rd day of June, 2017.

/s/ Mark Kaczynski
Mark Kaczynski
President and Chief Executive Officer

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